Exhibit 8.2



                                [Rose Law Firm]





                                                                January 27, 1995



TCBankshares, Inc.
Twin City Bank Building
North Little Rock, Arkansas

Gentlemen:

                  This  opinion  is  furnished  to  you  and  your  shareholders pursuant to Section 6.01(e) of the Agreement and Plan of Reorganization and Merger, dated December 2, 1994 (the "Agreement"), between TCBankshares, Inc., an Arkansas corporation ("TCB"), and Mercantile Bancorporation, Inc., a Missouri corporation ("MBI"), pursuant to which TCB will be merged with and into Mercantile Bancorporation, Inc. of Arkansas ("Merger Corporation"). As special counsel to TCBankshares, Inc., we are familiar with the terms of the Agreement, the related documents referred to therein, and the Registration Statement dated January 30, 1995, to be filed with the Securities and Exchange Commission ("Registration Statement"). In connection with rendering the opinion, we have received an Officers' Certificate from MBI and Merger Corporation, and an Officer's Certificate from TCB (both referred to as the "Officers' Certificates" and attached hereto). Capitalized terms used in this opinion, unless specifically defined in this opinion, have the meanings given to them in the Registration Statement.

                  For purposes of this opinion, we have assumed:

               (1) that all documents submitted to us as originals are complete, that the signatures thereon are genuine, and that all copies of documents we have reviewed are true and correct copies of the documents they purport to be;

               (2) that the Agreement constitutes the legal, valid and binding obligations of the parties thereto enforceable against each party in accordance with its terms;

               (3) that each party has the corporate power and has taken all requisite corporate action to effect the Merger in accordance with the Agreement;


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               (4) that the matters asserted in the  Registration  Statement and in the Officers Certificates are true and correct; and

               (5) that the Merger will be accomplished in accordance with the Agreement and as described in the Registration Statement.

          The validity of our opinion depends on the accuracy of each of the foregoing assumptions.

          The attorneys of our firm are admitted to practice primarily in the State of Arkansas. All opinions as to matters of law expressed herein are limited to the laws of the State of Arkansas and the United States of America as they are now in effect. No opinions are expressed herein based upon the laws of any other jurisdiction.

          Based solely upon the foregoing information, understandings, and assumptions, we are of the opinion that, for federal income tax purposes under current law:


           (a) The Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code.

           (b) No gain or loss will be recognized by TCB or MBI as a result of the Merger.

           (c) TCB stockholders will recognize no gain or loss as a result of the exchange of their TCB Capital Stock solely for shares of MBI Capital Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

           (d) A holder of shares of TCB Common Stock who receives cash in the Merger in lieu of a fractional share interest of MBI Common Stock will be treated as if the fractional shares were received in the exchange and then redeemed by MBI. A holder of shares of TCB Common Stock will be treated as if the stockholder sold his or her fractional share of MBI Common Stock for the amount of cash received and will therefore recognize gain (or loss) to the extent that the amount of cash received exceeds (or is less than) the tax basis of the fractional share. Such gain or loss will be


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               capital  gain or loss if the shares of TCB Common Stock were held as capital assets and will be long-term capital gain or loss if the holding period of the shares of TCB Common Stock so exchanged was more than one year.

          (e) The aggregate adjusted tax basis of the MBI Capital Stock received by a stockholder of TCB in the Merger, including for the purpose of (d) above the tax basis of any fractional share interest, will be equal to the aggregate adjusted tax basis of the respective shares of TCB Capital Stock surrendered.

          (f) The holding period of the shares of MBI Capital Stock received by a stockholder of TCB in the Merger, including for purposes of (d) above the holding period of any fractional share interest, will include the holding period of the respective shares of TCB Capital Stock exchanged therefor.

          This opinion is in connection with the Merger contemplated by the Agreement and the Registration Statement and is limited to the conclusions specifically stated above. This opinion is based solely upon the law as of the date set forth above, and is subject to change by legislation, judicial decisions, regulations or administrative rulings. We assume no obligation to revise or supplement this opinion should the present laws be changed by legislation, judicial action or otherwise, and the opinions rendered herein do not extend to the possible effects of any changes in or supplements to the Agreement or the Registration Statement. We express no opinion with respect to the foreign, state or local tax consequences, if any, of the Merger. This opinion is solely for the benefit of you and your shareholders, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences of the Transactions" and elsewhere in the Information Statement-Prospectus included therein. In giving such consent,


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we do not hereby admit that we are in the category of persons  whose  consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                      Very truly yours,

                                                      ROSE LAW FIRM,
                                                      a Professional Association


                                                      By: /s/ W. Wilson Jones
                                                         --------------------
                                                              W. Wilson Jones
                                                              Member







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